PAREXEL INTERNATIONAL CORPORATION
Restricted Stock Unit Agreement
PAREXEL International Corporation (the “Company”) hereby grants the following restricted stock units pursuant to its 2015 Stock Incentive Plan. The terms and conditions attached hereto are also a part hereof.
Notice of Grant

Name of recipient (the “Participant”):	«Name»
Grant Date:	«the Grant Date»
Number of Restricted Stock Units (“RSUs”) granted:	«Number of Awards Granted»
Number, if any, of RSUs that vest immediately on the grant date:	None.
RSUs that are subject to vesting schedule:	«Number of Awards Granted»
Vesting Start Date:	«the Grant Date»
Vesting Schedule:

Vesting Date	Number of Shares that Vest
First Anniversary of Grant Date (“First Vesting Date”)	33.333% of the RSUs (rounded in accordance with rounding conventions employed by the Plan administrator/custodian)
Second Anniversary of Grant Date	An additional 33.333% of the RSUs (rounded in accordance with rounding conventions employed by the Plan administrator/custodian)
Third Anniversary of Grant Date	All remaining unvested RSUs
Except as provided herein, all vesting is dependent on the achievement of the performance condition set forth in Section 2(a) hereof and the Participant remaining an Eligible Participant on each applicable Vesting Date.

This grant of RSUs satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

Accepted and Agreed:	PAREXEL INTERNATIONAL CORPORATION
____________________________________ Signature of Participant
____________________________________ Street Address	By: Josef H. von Rickenbach Chairman and CEO
____________________________________ City/State/Zip Code

PAREXEL INTERNATIONAL CORPORATION
Restricted Stock Unit Agreement
Incorporated Terms and Conditions
For valuable consideration, receipt of which is acknowledged, the Company and the Participant agree as follows:
1.Grant of RSUs. In consideration of services rendered and to be rendered to the Company, by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and in the Company’s 2015 Stock Incentive Plan (the “Plan”), an award with respect to the number of restricted shares units (the “RSUs”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”). Each RSU represents the right to receive one share of common stock, $0.01 par value per share, of the Company (the “Common Stock”) upon vesting of the RSU, subject to the terms and conditions set forth herein
2.Vesting and Forfeiture.
(a)The RSUs shall vest in accordance with the vesting schedule set forth in the Notice of Grant (the “Vesting Schedule” and each vesting date in the Vesting Schedule, a “Vesting Date”) if the Company had positive adjusted earnings in the fiscal year in which the RSUs were granted (the “Earnings Performance Goal”). For purposes of this Section 2, adjusted earnings shall mean the Company’s net income determined in accordance with U.S. non-Generally Accepted Accounting Principles, which shall be net income as set forth in the Company’s financial statements filed with the Securities and Exchange Commission, but taking into account (i) extraordinary items and any other unusual or non-recurring items, (ii) discontinued operations, (iii) gains or losses on the dispositions of discontinued operations, (iv) the cumulative effects of changes in tax or accounting principles, (v) the write down of any asset, (vi) charges for restructuring and rationalization programs, (vii) other non-cash charges or items, (viii) gains or losses related to financing activities, (ix) the effect of acquisitions, or (x) gains or losses as a result of foreign currency conversions or fluctuations in foreign currency exchange rates. The Compensation Committee shall certify within 90 days following the completion of the fiscal year, but in all events, before the First Vesting Date, that the Earnings Performance Goal has been achieved. Except as provided in Section 2(c) hereof, if the Earnings Performance Goal is not achieved and certified in accordance with this Section 2(a), the RSUs will immediately and automatically terminate as of the First Vesting Date.
(b)Absent any contrary provision in the Plan, if the Participant ceases to be an Eligible Participant for any reason or no reason (other than as described in Section 2(c) below or as provided in Section 2(d) below), the Participant will immediately and automatically forfeit all rights to any of the Participant’s RSUs that have a Vesting Date after the date Participant ceases to be an Eligible Participant. The Participant shall be an “Eligible Participant” if he or she is an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants or advisors of which are eligible to receive awards of RSUs under the Plan.
(c)The Vesting Date for all unvested RSUs will be accelerated, if applicable, to the earliest of:
(i)The Participant’s death;
(ii)The Participant’s “Disability” (within the meaning of Treasury Regulation Section 1.409A-3(g)(4) or any successor regulation); and
(iii)To the extent provided in any other agreement between Participant and the Company (for example, employment agreements, severance agreements, or change in control agreements), upon Participant’s ceasing to be an Eligible Participant in connection with a change in control of the Company.

For the avoidance of doubt, if Participant ceases to be employed for any reason or no reason (other than as described in paragraphs (i) through (iii) above or (d) below) prior to any Vesting Date, Participant will immediately and automatically forfeit all rights to any of Participant’s then-unvested RSUs.
(d)To the extent any other agreement between Participant and the Company would require that the Vesting Date for any then-unvested RSUs be accelerated to the date upon which Participant ceases to be an Eligible Participant as a result of a termination (other than due to death or Disability) unrelated to a change in control, the then-unvested RSUs shall accelerate pursuant to the terms of such agreement except that if Participant’s ceasing to be an Eligible Participant occurs prior to the certification by the Compensation Committee that the Earnings Performance Goal has been achieved, Participant’s RSUs shall remain outstanding and the Vesting Date for any then-unvested RSUs which would otherwise have been accelerated pursuant to the terms of such agreement shall be accelerated to the date on which the achievement of the Earnings Performance Goal is actually certified by the Compensation Committee. If the Compensation Committee determines that the Earnings Performance Goal has not been achieved, the Participant shall immediately and automatically forfeit all rights to any of Participant’s then unvested-RSUs.
3.Issuance of Shares. Subject to the terms and conditions of this Agreement (including any Withholding Tax obligations), as soon as practicable after a Vesting Date, the Company shall deliver to the Participant, for each RSU that becomes vested, one share of Common Stock (together, the “Shares”). The Company must, in any event, issue the applicable Shares no later than the later of (i) December 31 of the calendar year in which an applicable Vesting Date occurs and (ii) the fifteenth day of the third calendar month following the Vesting Date. Subject to the previous sentence and the other terms of this Agreement and the Plan, the delivery date shall be in the sole and absolute discretion of the Company. Notwithstanding the foregoing, and solely to the extent necessary to avoid the penalty provisions under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), if the Vesting Date occurs because of the Participant’s termination of employment and if the Company determines that the Participant is a “specified employee” as defined under Section 409A, then the distribution of newly vested Shares shall be delayed until the earlier of (i) the date that is six months plus one day after the date of termination and (ii) the 10th day after the Participant’s date of death. Until the Vesting Date, the Participant will have no rights to any Shares or any rights associated with such Shares, including without limitation dividend or voting rights.
4.Acceleration; Deferral.
(a)Acceleration. Subject to Sections 2(c) and (d), in no event may the Company deliver the Shares to the Participant earlier than an applicable Vesting Date, except as the Plan may otherwise provide; provided, however, that in no case shall the delivery of Shares be accelerated to a date earlier than the applicable Vesting Date unless such acceleration is permitted or required by Section 409A. Deferral. In no event may the Company or the Participant defer the delivery of the Shares beyond the date specified in Section 3 of this Agreement, unless such deferral is permitted or required by Section 409A.
5.Transferability. The RSUs and shares they represent may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) (collectively, a “transfer”), except that this Agreement may be transferred by the laws of descent and distribution or as otherwise permitted under the Plan. The Participant may only transfer the Shares that may be issued pursuant to this Agreement following a Vesting Date that covers them.
6.Tax Matters.
(a)The Participant acknowledges that the Participant has reviewed with the Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the actions contemplated by this Agreement. The Participant affirms that the Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b)The Company’s obligation to deliver Shares to the Participant upon or after the vesting of the RSUs shall be subject to the Participant’s satisfaction of all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax related withholding requirements (“Withholding Taxes”).
(c)The Participant acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Participant any Withholding Taxes to be withheld with respect to the actions contemplated by this Agreement.
(d)The Participant hereby authorizes the Company to reduce the number of Shares delivered to Participant in accordance with Section 3 hereof following the applicable Vesting Date by the number of Shares (based on the fair market value of shares of Common Stock at such time) as is sufficient to satisfy the Company’s minimum statutory withholding requirements with respect to the income recognized by the Participant upon the vesting of such Shares (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income).  For purposes of this Section 6(d), “fair market value” shall mean the closing price per share of Common Stock on the NASDAQ stock market on the last trading day prior to the applicable Vesting Date. Participant’s acknowledgement and acceptance of these tax withholding provisions are conditions precedent to the right of Participant to receive the Shares under the Plan and this Agreement.
(e)In lieu of the reduction of Shares delivered to satisfy the Company’s withholding obligations as described in paragraph (d) above, Participant may either (i) pay to the Company the amount of tax required to be withheld in cash, by check or in another form satisfactory to the Company (“Cash Payment”) or (ii) at such time as the Participant is not aware of any material nonpublic information about the Company or the Common Stock, and the Participant is not subject to any restrictions on trading activities on the Common Stock imposed by the Company, the Participant may execute the instructions set forth in Annex A attached hereto (the “Automatic Sale Instructions”) as the means of satisfying such tax obligation.  Any election to make a Cash Payment must be communicated to the Company no later than seven days prior to the date the restrictions lapse, and any Cash Payment must be made by the Vesting Date or such later date as is established by the Company (not to exceed 15 days after the Vesting Date on which the restrictions lapse). Any Automatic Sale Instructions must be made not later than one month prior to a Vesting Date, and in the event the Participant subsequently cancels any Automatic Sale Instructions, he or she may not enter into any further Automatic Sale Instructions with regard to the Shares.
7.Securities Laws. Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Participant may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the RSUs, unless (a) there is in effect with respect to the shares of Common Stock received as payment of the RSUs a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body that the Compensation Committee (the “Committee”) of the Company’s Board of Directors, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of the RSUs, as may be deemed necessary or advisable by the Company to comply with such securities law or other restrictions.
8.Provisions of the Plan. This Agreement is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this Agreement. Any capitalized terms used in this Agreement but not defined in this Agreement shall have the same meaning as in the Plan.

9.Execution of Restrictive Covenant Agreement. If the Participant was requested by the Company to execute an agreement regarding confidentiality, non-disclosure, non-solicitation, assignments of inventions and intellectual property rights, and, if applicable, non-competition (the “Restrictive Covenant Agreement”) in connection with the above referenced award, Participant acknowledges and agrees that in consideration for such award, he/she has delivered to the Company an executed copy of such Restricted Covenant Agreement. The Participant acknowledges that he/she would not be entitled to receive the award referenced herein but for the Participant’s execution of such Restrictive Covenant Agreement prior to signing this Agreement.
10.Miscellaneous.
(a)Section 409A. This Agreement is intended to be exempt from or to comply with the requirements of Section 409A and shall be construed consistently therewith. In any event, the Company makes no representations or warranty and will have no liability to the Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.
(b)Unsecured Creditor. This Agreement shall create a contractual obligation on the part of Company to make payment of the RSUs credited to the Participant’s account at the time provided for in this Agreement. Neither the Participant nor any other party claiming an interest in the RSUs or related stock hereunder shall have any interest whatsoever in any specific assets of the Company. The Participant’s right to receive payments hereunder shall be that of an unsecured general creditor of Company.
(c)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
(d)Waiver. Any provision for the benefit of the Company contained in this Agreement may be waived, either generally or in any particular instance, by the Board of Directors of the Company or the Committee.
(e)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Participant and its and the Participant’s respective heirs, executors, administrators, legal representatives, successors and assigns, subject to the restrictions on transfer set forth in Section 5 of this Agreement.
(f)Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given upon personal delivery or five calendar days after deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party hereto at, for the Company, its primary business address (attention Director of Human Resources) and, for the Participant, at the Participant’s home address as reflected in the records of the Company, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10(f).
(g)Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement. The provisions of this Agreement, including the vesting and performance requirements herein, amend and/or supersede, as the case may be, any other agreement between Participant and the Company regarding this Award.
(h)Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without regard to any applicable conflicts of laws.
(i)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan or awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means.

The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
(j)Acknowledgments. The Participant acknowledges that the Participant: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of the Participant’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the actions contemplated by this Agreement, and is not acting as counsel for the Participant; and (vi) in accepting this award, agrees to be bound by any clawback policy that the Company may adopt in the future.

Annex A
Automatic Sale Instructions
The undersigned hereby consents and agrees that any taxes due on a vesting date as a result of the vesting of RSUs on such date shall be paid through an automatic sale of shares as follows:
(a)    Upon any vesting of RSUs pursuant to Section 2 hereof, the Company shall sell, or arrange for the sale of, such number of shares of Common Stock issuable with respect to the RSUs that vest pursuant to Section 2 as is sufficient to generate net proceeds sufficient to satisfy the Company’s minimum statutory withholding obligations with respect to the income recognized by the Participant upon the vesting of the RSUs (based on minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income), and the Company shall retain such net proceeds in satisfaction of such tax withholding obligations.

(b)    The Participant hereby appoints the Chief Financial Officer of the Company his attorney in fact to sell the Participant’s shares of Common Stock in accordance with this Annex A. The Participant agrees to execute and deliver such documents, instruments and certificates as may reasonably be required in connection with the sale of the Shares pursuant to this Annex A.

(c)    The Participant represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Common Stock. The Participant and the Company have structured this Agreement, including this Annex A, to qualify for the affirmative defense to liability under Section 10(b) of the Securities Exchange Act of 1934 under Rule 10b5-1(c) promulgated under such Act.

The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

These instructions apply to the RSUs that vest on (check all that apply):

□    All Vesting Dates
□    First anniversary of the Grant Date
□    Second anniversary of the Grant Date
□    Third anniversary of the Grant Date

____________________________________

Participant Name:_____________________
Date: __________________________